Exhibit 10.1

Execution Copy #4

SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT is made as of the 16th day of June, 2008 by and between John Cornish (the “Employee”), a resident of the State of Florida, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into a termination agreement dated as of January 4, 2008 (the “Termination Agreement”) pursuant to which the Employee’s employment with the Employer, as its Vice President, Operations, was terminated;

AND WHEREAS, capitalized terms used in this Second Amending Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Termination Agreement;

AND WHEREAS, the Employer and the Employee entered into an amending agreement dated as of March 3, 2008 (the “Amending Agreement”) pursuant to which they agreed that the Employer may pay the Employee up to 100% of the Severance Balance by granting to the Employee stock options under the Stock Option Plan;

AND WHEREAS, on May 20, 2008, the Employer filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “Preliminary Proxy Statement”) in which, under the heading “Proposal IX”, the Employer has descried the methodology for calculating the number of stock options to be granted under the Stock Option Plan in partial satisfaction and discharge of its obligation to pay the Severance Balance;

AND WHEREAS, the Employer has advised the Employee that it will not be able to pay the Severance Balance on or prior to June 30, 2008, and they mutually have agreed to extend such deadline to September 1, 2008;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Second Amending Agreement and the Termination Agreement, as amended by the Amending Agreement, and the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.	AMENDMENT

1.1           The first sentence of Section 3.2 of the Termination Agreement is hereby deleted in its entirety and replaced with the following sentence:

Subject to Section 3.4, on the earliest to occur of (i) September 1, 2008, (ii) the date on which the Employer closes a financing for total gross proceeds in an aggregate amount of at least U.S.$5,000,000, whether by way of debt, equity or otherwise, and whether such financing is effected in a single transaction or a series of related or unrelated transactions, and (iii) a Change in Control (defined below), the Employer shall pay the Employee, in a lump sum, an amount equal to (A) the Employee’s Severance minus (B) the Salary Continuance Amount, less applicable deductions and withholdings (the “Severance Balance”).

Without derogating from the generality of Section 1.4 of this Second Amending Agreement, and for greater certainty, the other sentences of Section 3.2 of the Termination Agreement remain in full force and effect, unamended.

1.2           Section 3.3 of the Termination Agreement, as such Section 3.3 has been amended by the Amending Agreement, is hereby deleted in its entirety and replaced with the following Section 3.3:

3.3
At the sole discretion of the Employer, and subject to the provisions of this Section 3.3 and Section 3.4, and subject further to the Employer obtaining all requisite corporate approval therefor (including, without limitation, the approval of the Employer’s stockholders, if required), the Employer may satisfy and discharge in full its obligation under Section 3.2 to pay the Severance Balance as follows:  (i) with respect to all or some percentage of the Severance Balance determined by the Employer in its sole discretion by issuing to the Employee stock options under the Stock Option Plan in a number calculated in accordance with the methodology described under the heading “Proposal IX” in the Preliminary Proxy Statement (collectively, the “Severance Stock Options”); and (ii) with respect to the balance of the Severance Balance, if any, by paying it in cash.  The Severance Stock Options shall have a term of ten years commencing on the date of their grant and will be exercisable immediately upon grant.  The exercise price of the Severance Stock Options shall be determined by the Employer’s board of directors in accordance with the provisions of the Stock Option Plan and all applicable laws, regulations and rules (including, without limitation, the rules of the Toronto Stock Exchange).

1.3           Section 5.2 of the Termination Agreement is hereby deleted in its entirety and replaced with the following Section 5.2:

5.2           The Employer shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval, which covenant shall terminate and become null and void, and be of no more force or effect, upon the earlier to occur of (i) the date on which a meeting of the Employer’s stockholders may be convened to obtain the Requisite Stockholder Approval and (ii) September 30, 2008.

1.4           The Termination Agreement, as amended by the Amending Agreement, remains in full force and effect, unamended, other than as specifically amended by this Second Amending Agreement.

2.	ACKNOWLEDGEMENT

2.1           The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Second Amending Agreement thoroughly;

(b)	He has read and understands the terms of this Second Amending Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Second Amending Agreement; and

(d)	He is entering this Second Amending Agreement voluntarily and without any pressure from the Employer.

3.	MISCELLANEOUS

3.1           The headings in this Second Amending Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

3.2           The parties hereto expressly agree that nothing in this Second Amending Agreement shall be construed as an admission of liability.

3.3           This Second Amending Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

3.4           This Second Amending Agreement and the Termination Agreement, as amended by the Amending Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Second Amending Agreement, together with the Termination Agreement, as amended by the Amending Agreement, supersede and replace all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Employer.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Second Amending Agreement, except as specifically set forth herein.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Second Amending Agreement or the Termination Agreement, as amended by the Amending Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

3.5           Each of the provisions contained in this Second Amending Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

3.6           This Second Amending Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to its conflicts of laws rules which shall be deemed inapplicable to this Second Amending Agreement.

3.7           This Second Amending Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Second Amending Agreement as of the date set forth above.

OCCULOGIX, INC.

By:	/s/ Suh Kim
Suh Kim
General Counsel

/s/ John Cornish
Signature of Witness	John Cornish

Name of Witness (please print)